UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2014

Apache Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-4300	41-0747868
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2000 Post Oak Boulevard

Suite 100

Houston, Texas 77056-4400

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (713) 296-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2014 Performance Program (Business Performance)

On February 3, 2014, the Stock Plan Committee (the “Committee”) of the Board of Directors (the “Board”) of Apache Corporation (the “Company”) approved the 2014 Performance Program (the “2014 Performance Program”) under and subject to the terms and conditions of the Company’s 2011 Omnibus Equity Compensation Plan (the “Plan”).

In accordance with the terms of the Plan and the 2014 Performance Program Agreement (Business Performance) (the “Agreement”), certain Eligible Persons (as defined in the Plan) may be awarded conditional grants of restricted stock units (“RSUs”), based on a target percentage (the “Target Amount”) of the recipient’s annual base salary as determined immediately prior to the beginning of the one-year period (the “Performance Period”) specified in the recipient’s Notice of Award (the “Award Notice”). Such Target Amount will be adjusted based upon the Company’s achievement of pre-established performance goals (“Performance Measures”) over the Performance Period. Pursuant to the Plan, Performance Measures, which are determined annually by the Committee, may include or be based upon any of the following criteria, either in absolute amount, per share, or per barrel of oil equivalent (boe): pretax income or after tax income, operating profit, return on equity, capital or investment, earnings, book value, increase in cash flow return, sales or revenues, operating expenses (including, but not limited to, lease operating expenses, severance taxes and other production taxes, gathering and transportation, general and administrative costs, and other components of operating expenses), stock price appreciation, implementation or completion of critical projects or processes, production growth, reserve growth, and/or corporate acquisition goals based on value of assets acquired or similar objective measures. At the end of the Performance Period, the Committee shall certify the levels of specific Performance Measures achieved and apply the applicable performance percentage levels and weighting percentages set forth in the Award Notice. Based on the Company’s level of goal achievement, a recipient who remains employed as of the last day of the Performance Period will be issued RSUs at the close of the Performance Period as determined by the Committee as set forth in the Award Notice (the “Final Amount”).

The Final Amount awarded to each recipient under the 2014 Performance Program is subject to vesting in two increments. Fifty percent (50%) of the Final Amount will vest and become transferable as shares of the Company’s common stock twenty-four (24) months from the final date of the Performance Period, provided that the recipient remains employed as an Eligible Person on such applicable vesting date. The remaining fifty percent (50%) of the Final Amount will vest and become transferable thirty-six (36) months from the close of the Performance Period, provided that the recipient remains employed as an Eligible Person on such applicable vesting date. Once vested, the recipient will be paid the value of his or her Final Amount of RSUs in shares of the Company’s common stock, par value $0.625 per share (net of shares withheld for applicable tax withholding).

Grants under the 2014 Performance Program (Business Performance)

On February 3, 2014, the Committee also awarded conditional grants of RSUs under the 2014 Performance Program (subject, in each case, to the terms of the Plan and the Agreement) to certain management employees of Company, including each of the executive officers named in the Company’s Proxy Statement for the Company’s 2013 Annual Meeting of Shareholders. Each recipient received a 2014 Performance Program award, which was granted in performance-based, at-risk, RSUs intended to link the recipient’s potential compensation to the Company’s operational performance over the Performance Period commencing on January 1, 2014, and ending on December 31, 2014. Awards under the 2014 Performance Program are designed to attract, retain and incentivize executives, while aligning their interests with the interests of the Company’s stockholders. As established by the Committee, the Performance Measures for the 2014 Performance Period include pro forma production growth per share, replacement of 2014 production through exploration and development activities, maximization of cash flow per barrel sold, increased after-tax rate of return on the Company’s 2014 drilling program, and certain health, safety and security measures, including minimization of the Company’s worldwide recordable incident, days-away-restricted-time and vehicle incident rates. Subject to certain exceptions, each Performance Measure has a threshold, target and maximum payout, provided that in no event may the total payout exceed 150% of conditional target shares granted.

In addition to those awards made to management employees of Apache, 2014 Performance Program awards were made to the named executive officers who were employed by Apache on the grant date, as follows: G. Steven Farris received a conditional grant of 34,448 RSUs, Roger B. Plank received a conditional grant of 13,148 RSUs, P. Anthony Lannie received a conditional grant of 8,396 RSUs, Thomas P. Chambers received a conditional grant of 7,750 RSUs, and Rodney J. Eichler received a conditional grant of 7,997 RSUs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APACHE CORPORATION
Dated: February 7, 2014
	By:	/s/ Thomas P. Chambers
Thomas P. Chambers
Executive Vice President and
Chief Financial Officer
(Principal Financial Officer)